EXHIBIT 9.1
                                                                     -----------



                       CANADIAN NATURAL RESOURCES LIMITED
                    DETAILED CALCULATION OF EARNINGS COVERAGE

                                                      Year ended                    Pro Forma
                                                  December 31, 2002             December 31, 2002
                                                  -----------------             -----------------
                                                (thousands of dollars)        (thousands of dollars)
EARNINGS COVERAGE
-----------------
Net earnings                                              $574,745                      $526,400
Interest on long term debt                                 158,864                       199,800
Taxes                                                      408,611                       373,100

Earnings available to meet maximum                       1,142,220                     1,099,300
    annual interest requirements

Maximum annual interest requirements                       158,864                       199,800

Earnings coverage on long term debt:                           7.2                           5.5


CASH FLOW COVERAGE
------------------
Cash flow from operations                               $2,264,418
Cash taxes                                                   7,644
Interest on long term debt                                 158,864

Cash flow available to meet maximum                      2,430,926
    annual interest requirements

Maximum annual interest requirements                       158,864

Cash flow coverage of long term debt:                         15.3


Under U.S. GAAP, our preferred securities would be included as long-term debt rather than shareholders' equity and preferred securities dividends would be included as interest expense rather than charges against shareholders' equity. Accordingly, under U.S. GAAP, the net earnings coverage ratio for the year ended December 31, 2002 and the pro forma net earnings coverage ratio for the year ended December 31, 2002 would be 6.8 and 5.2, respectively, and the cash flow coverage ratio for the years ended December 31, 2002 would be 14.4.